DELOITTE

Deloitte & Touche LLP

3000 Scotia Centre

700 Second Street S.W. Calgary AB T2P 0S7 Canada

Tel: (403) 267-1700

Fax: (403) 264-2871 www.deloitte.ca

EXHIBIT NO. 23.1

Consent of Independent Registered Chartered Accountants

We consent to the use in this Registration Statement of Energy Exploration Technologies Inc. on Form F1our reports dated March 17, 2004 (except for Note 18 which is as of March 11, 2005) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain reclassifications of financial statement amounts in the 2001 financial statement that were audited by auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to the reclassifications appearing in this Form F-1 of Energy Exploration Technologies and a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Statements by Experts” in such Prospectus.

/s/Deloitte & Touche LLP

Independent Registered Chartered Accountants Calgary, Alberta, Canada

March 31, 2005